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SPATIALIZER AUDIO LABORATORIES, INC.


EXHIBIT 4.9 SPATIALIZER AUDIO LABORATORIES, INC. MODIFICATION AGREEMENT FOR ESCROWED PERFORMANCE SHARES
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                                   AGREEMENT

         This Agreement is made and entered into as of December 30, 1996, between Spatializer Audio Laboratories, Inc., a Delaware corporation ("Company") with its principal offices at 20700 Ventura Boulevard, Suite 134, Woodlands Hills, California, 91364 and ____________, an individual with an address at 20700 Ventura Boulevard, Woodland Hills, California 91364-2357 ("Stockholder"), who is the holder of _______ Escrowed Performance Shares (as defined below).

                              W I T N E S S E T H:

         WHEREAS, as of the date hereof, the Stockholder holds ________ Escrowed Performance Shares of the Common Stock of the Company (after giving effect to any concurrent transfers) pursuant to the Escrow Agreement originally dated June 22, 1992 ("Escrow Agreement") which shares were issued to the Stockholder, from time to time, under the Escrow Agreement or have been issued to the Stockholder under the Spatializer Audio Laboratories, Inc. 1996 Incentive Plan ("1996 Plan"); and

         WHEREAS, such Shares are subject to release based on the performance criteria set forth in the Escrow Agreement (the "Escrowed Performance Shares") or in the Restrictive Share Grant document under the 1996 Plan; and

         WHEREAS, in early 1996 the Board of Directors of the Company ("Board") concluded that it was in the best interest of the Company to modify the current arrangements for the Escrowed Performance Shares ("Modification") and to establish definite dates on which the Escrowed Performance Shares would become fully vested and available for sale or transfer by the Stockholder without reference to the earnings requirements in the Escrow Agreement ("Fixed Vesting") and the other individuals holding Escrowed Performance Shares, which Modification was intended to provide a stable market in the Company's capital stock and to accommodate certain provisions of the U.S. personal income and corporate tax and corporate financial accounting rules which impact both the holders of the Escrowed Performance Shares and the Company; and

         WHEREAS, pursuant to the Escrow Agreement and the rules and policies of the Vancouver Stock Exchange ("VSE") and the British Columbia Securities Commission ("BCSC") the Company presented the proposed Modification to the VSE and the BCSC for their consent and support, as applicable ("Support") and to the stockholders of the Company for their approval ("Approval") at the annual meeting held on August 6, 1996; and


         WHEREAS the Stockholders gave their Approval to the Modification and to the 1996 Plan at the annual meeting and the VSE gave its Support to the Modification as presented, but the BCSC has given its Support only after certain changes which, in effect, have adjusted the Fixed Vesting and provided to the Company the opportunity to combine the Fixed Vesting with a release, based on the earnings requirements ("Cashflow Release") set forth in the original Escrow Agreement; and
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         WHEREAS the Company and the Stockholder wish to enter into this
Agreement with respect to the implementation of the Modification (which term incorporates the changes made in connection with the BCSC Support) including arrangements under which the Company will hold the Escrowed Performance Shares in safekeeping on behalf of the Stockholder until the Vesting Dates or the Cashflow Release.

         NOW, THEREFORE, in accordance with the covenants and premises contained herein, be it agreed that:

1. Implementation of Modification. Effective as of the first business day following the later of the date of the Approval and the VSE and the BCSC Supports, the Escrow Agreement shall terminate in all respects and be of no further force or effect, it being understood that if such Approval and Support are not received on or before December 31, 1996, this Agreement shall automatically terminate and the Shares will be subject only to the Escrow Agreement (as currently in effect or as consented to by persons receiving grants under the 1996 Plan).

2. Delivery Into Safekeeping. Concurrently with the termination of the Escrow Agreement, the Escrow Agent designated thereunder shall be instructed to deliver the certificates representing the Escrowed Performance Shares to the Company, Attention: Secretary, to be held by the Company in safekeeping until the applicable Earnout Dates or Vesting Dates set forth in
Section 3 hereof. The Company shall advise the Stockholder of the safekeeping arrangements and shall be responsible for all costs of maintaining the certificates in safekeeping. The Company may make such arrangements as it considers reasonable to assure the safety and security of the certificates during the safekeeping period.

3. Vesting and Earnout. The Stockholder agrees that, notwithstanding the release of such Escrowed Performance Shares from the restrictions in the Escrow Agreement, commencing concurrently with the release, the Escrowed Performance Shares shall become, without interruption, subject to the following vesting and earnout schedule:

                 (a) 5% of the Stockholder's Escrowed Performance Shares shall become fully vested and shall be delivered from safekeeping to the Stockholder on June 22, 1997 (for purposes herein, June 22, 1997, 1998, 1999, 2000 and 2001 are referenced to as "Vesting Dates");

                 (b) 5% of the Stockholder's Escrowed Performance Shares shall become fully vested and shall be delivered from safekeeping to the Stockholder on June 22, 1998;

                 (c) 10% of the Stockholder's Escrowed Performance Shares shall become fully vested and shall be delivered from safekeeping to the Stockholder on June 22, 1999; and

                 (d) 20% of the Stockholder's Escrowed Performance Shares shall become fully vested and shall be delivered from safekeeping to the Stockholder on June 22, 2000; and

                 (e) 30% of the Stockholder's Escrowed Performance Shares shall become fully vested and shall be delivered from safekeeping to the Stockholder on June 22, 2001; and
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                 (f)      any remaining Stockholder's Escrowed Performance
Shares shall become fully vested and shall be delivered from safekeeping to the Stockholder on June 22, 2002, at which date this Agreement shall terminate in all respects unless sooner terminated or extended pursuant to the provisions of this paragraphs 3 or 4; except that,

                 (g) in addition to and without in any way limiting the foregoing distributions, on the Vesting Dates, the Stockholder also shall be entitled to have released each year, on an Earnout Date specified by the Company, the number of Escrowed Performance Shares the Stockholder would have been entitled to receive pursuant to the formula in the attached Schedule B to the Escrow Agreement, provided, however that the maximum number of additional Escrowed Performance Shares which shall be released to the Stockholder during any of 1998, 1999, 2000 or 2001 based on an Earnings Release shall not exceed 30% of the original Escrowed Performance Shares held by a Stockholder.

4. Termination, Acceleration and Referrals. The Schedule for the Stockholder's Shares shall be subject to termination or adjustment as follows:

                 (a) In the event that the Stockholder shall have voluntarily terminated his or her relationship with the Company and as a result thereof, the Stockholder shall no longer be providing services to the Company or to any of its subsidiaries, whether as an employee, officer, director, consultant or otherwise, the Escrowed Performance Shares that were to become fully vested on such Vesting Date shall lapse and be unavailable to the Stockholder, unless prior to such Vesting Date, the Board, the Compensation and Stock Option Committee or another similar committee designated by the Board to administer this Agreement, has, in its discretion, accelerated the Schedule with respect to some or all of the Escrowed Performance Shares which are not yet fully vested to the Stockholder. In the event that the Company in its discretion shall have terminated its relationship with the Stockholder, whether or not for "cause," and as a result thereof, the Stockholder shall no longer be providing services to the Company or to any of its subsidiaries, whether as an employee, officer, director, consultant or otherwise, all of the Escrowed Performance Shares that have not yet become fully vested shall be accelerated and shall be fully vested to the Stockholder as of the effective date of such termination.

                 (b) In the event that the Stockholder shall die or become permanently incapacitated prior to the Vesting Date with respect to any of the Escrowed Performance Shares, the Schedule for all of the Escrowed Performance Shares shall be automatically accelerated effective on the date of death or the date the Board determines that the Stockholder is permanently incapacitated. For purposes of this Agreement, permanently incapacitated shall mean either (i) mental or physical incapacity, or both (as reasonably determined by the Board based on a certification of such incapacity by, in the discretion of the Board, either the Stockholder's regularly attending physician or a duly licensed physician selected by the Board which renders the Stockholder unable to continue to provide services to the Company and which appears reasonably certain to continue for at least six (6) consecutive months without substantial improvement, or (ii) the Stockholder is unable to continue to provide services to the Company hereunder for any ninety (90) consecutive days in any three hundred and sixty-five (365) day period or one hundred and twenty days (120) in the aggregate in any two (2) year period.

                 (c) In the event that there shall be a change of control in the ownership of the Company, the Schedule shall be automatically adjusted as set forth in paragraph 7 of this Agreement.
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                 (d)      To the extent that the Stockholder is a "covered
employee" pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), and the delivery to the Stockholder of all or some portion of the Escrowed Performance Shares on any one of the Earnout or Vesting Dates would preclude the Company from taking full advantage of the compensation deductions provided to it under Section 162(m) during the applicable year, then the number of Escrowed Performance Shares needed to reduce the compensation to the allowable limits under Section 162(m), shall be deferred to allow the Company to take full advantage of the compensation deduction and to comply with requirements of Section 162(m). The Stockholder's Schedule shall be extended as necessary and, to the extent so required, this Agreement shall continue in effect until all of the Escrowed Performance Shares have vested in accordance with such deferral.

5. Voting Dividends, and Liquidation Rights. Prior to the vesting of the Escrowed Performance Shares, the Stockholder shall be entitled to exercise all voting rights to which such Shares are entitled, provided, however, that if the Stockholder is or becomes a director of the Company, the Stockholder agrees to abstain from voting on any resolution of the Board which would have the effect, if adopted, of permanently cancelling any of the Escrowed Performance Shares. The Stockholder also waives the right:

                 (a) To vote Escrowed Performance Shares that are not yet vested on any resolution, which, if adopted, would have the effect of cancelling any of the Escrowed Performance Shares;

                 (b) To receive dividends on the Escrowed Performance Shares that are not yet vested; and

                 (c) To participate in the distribution of assets and property of the Company on a winding-up or liquidation dissolution of the Company, with respect to Escrowed Performance Shares which are not yet vested.

6. Transfer of Escrow Performance Shares. Escrowed Performance Shares shall not be sold or transferred until vested, and then only in accordance with this Agreement and the legend on the certificate representing the Shares (a copy of which is attached as Exhibit B).

7. Adjustment Provisions. Escrowed Performance Shares shall be subject to adjustments as follows:

                 (a) If the Company shall at any time change the number of shares of Common Stock issued without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Stock) or makes a distribution of cash or property which has a substantial impact on the value of issued Common Stock, except to the extent specifically limited by this Agreement, the total number of Escrowed Performance Shares shall be appropriately adjusted; and
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                 (b)      In addition to any adjustments pursuant to paragraph
7(a), all of the Shares shall vest immediately in the event of any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, or reorganization with a previously unaffiliated and as a result thereof, the Company is not the surviving entity or in the event of a change of control of the Company. For the purposes of this Plan, a "change in control" of the Company shall mean a change in control of a nature that would be required to be reported (assuming the Company were then subject to the provisions of law referred to in this paragraph) in a proxy statement with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, except that any merger, consolidation or corporate reorganization in which the owners of the Company capital stock entitled to vote in the election of directors ("Voting Stock") prior to said combination receive 75% or more of the resulting entity's Voting Stock shall not be considered a change in control for the purposes of the Plan; provided further, however, that a "change in control" shall for purposes of this Agreement be deemed not to have occurred with respect to any specific acquisition or other transaction if the Board, in its sole discretion, passes a resolution to such effect at the time of such transaction. "Control" is the power to direct, or cause the direction, of the management and policies of a corporation, whether through the ownership of securities, by contract or otherwise.

8. Withholding. When Escrowed Performance Shares are delivered from safekeeping to the Stockholder, the Company may elect, in its discretion, to require the Stockholder to remit to it cash or may give the Stockholder the option of delivering cash or Escrowed Performance Shares in an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for Escrowed Performance Shares. The Company may, in its discretion and subject to such rules as it may adopt, permit the Stockholder to pay all or a portion of the U.S. federal, state and local withholding taxes arising in connection with the vesting of Shares, by electing to have the Company withhold Escrowed Performance Shares having a fair market value equal to the amount to be withheld.

9. Tenure. The Stockholder's right, if any, to continue to serve the Company or a subsidiary as an officer, director, employee, independent contractor, or otherwise, shall not be enlarged or otherwise affected by this Agreement, nor shall the existence of this Agreement interfere with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such service or to increase or decrease the compensation of the Stockholder.

10. Nonexclusivity of the Modification. Neither the adoption of the Modification by the Board nor the submission of the Modification to the stockholders of the Company for approval shall be construed as having any impact on any other benefit plans of the Company, or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock awards, options or other incentive awards or rights other than the Escrowed Performance Shares to the Stockholder or any other persons.

11.              General Provisions.

                 (a) Binding Effect. This Agreement and the agreements herein contained shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
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                 (b)      Severability.  Any provision of this Agreement which
is invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction, shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                 (d) Headings. The headings contained in this Agreement are for the purposes of convenience only and shall not affect the meaning or interpretation of this Assignment.

                 (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                 (f) Notices, Etc. All notices, demands, instruments and other communications required or permitted to be given to or made upon a party hereto shall be in writing and shall be personally delivered or sent by overnight mail or courier, by registered mail or certified mail, postage prepaid, or by prepaid telecopy, followed by overnight mail or courier and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered at the address provided for herein or, if given by telecopy followed by mail, or the later of 72 hours after such communication is sent by telecopy or the date on which the mailed copy, directed to such address, is delivered as provided herein. Unless otherwise specified in a notice sent or delivered in accordance herewith; notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective address first set forth above.




         IN WITNESS WHEREOF the parties have executed this Agreement effective on the date set forth above.

                                       "Company"
                                       SPATIALIZER AUDIO LABORATORIES, INC.


                                       By: ________________________________
                                           Steven D. Gershick
                                           Chairman and Chief Executive Officer


                                       "Stockholder"

                                       By: ________________________________